BNP RESIDENTIAL PROPERTIES, INC.                     Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
                  Chairman
                  Tel:  (704) 944-0100
                  Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

Charlotte, North Carolina
December 21, 2006

                   BNP RESIDENTIAL ANNOUNCES STOCKHOLDERS VOTE
                     IN FAVOR OF MERGER WITH BABCOCK & BROWN

Charlotte, North Carolina, December 21, 2006 -- BNP Residential Properties, Inc. (AMEX: BNP) today announced that at a meeting of its stockholders held earlier today, its common stockholders voted in favor of the proposed merger between BNP and Babcock & Brown Bravo Acquisition LLC, an affiliate of the international investment and advisory firm Babcock & Brown Limited. More than 7.5 million, or approximately 72%, of BNP's outstanding common shares were voted at the meeting, with more than 94% of voted shares voting in favor of the merger proposal.

The merger is expected to close in late January 2007 upon satisfaction of various closing conditions, including the receipt of consents from certain lenders. Upon the closing of the merger, holders of shares of BNP common stock will become entitled to receive $24.00 in cash per share without interest and less any applicable withholding taxes. In addition, immediately prior to the merger, BNP expects to set a record date for and declare payable a special distribution equal to a prorated portion of its regular quarterly distribution for the number of days covered by the "stub" period between the closing date and the last day of the last quarter for which BNP paid its regular quarterly distribution. If the merger closes in January 2007, BNP expects that it would declare its 2006 fourth quarter distribution along with the "stub" period distribution immediately prior to the merger, payable to stockholders of record on the closing date of the merger. BNP's common stock is expected to be delisted immediately following the close of the market on the date of the closing of the merger.

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About BNP Residential: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates 32 apartment communities containing a total of 8,180 units, and serves as general partner of partnerships that own three communities containing 713 units. In addition to the apartment properties, the company owns 40 properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

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BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

About Babcock & Brown: Babcock & Brown is a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown was founded in 1977 and is listed on the Australian Stock Exchange.

Babcock & Brown operates from 21 offices across Australia, the United States, Europe, Asia, United Arab Emirates and Africa and has in excess of 810 employees worldwide. Babcock & Brown has five operating divisions including real estate, infrastructure and project finance, operating leasing, structured finance and corporate finance. The company has established a funds management platform across the operating divisions that has resulted in the creation of a number of focused investment vehicles in areas including real estate, renewable energy and infrastructure.

Forward-Looking Statements

The statements regarding the expected merger closing date, fourth quarter distribution, "stub" period distribution and common stock delisting discussed in this press release are forward-looking statements within the meaning of federal securities law. Although BNP believes expectations reflected in such forward-looking statement are based upon reasonable assumptions, no assurance can be given that such expectations will be achieved.

Many factors may cause actual results to differ materially from the expectations expressed herein. Certain of the factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the ability of the parties to perform their obligations under the merger agreement, the receipt of consents from third parties and the amount of BNP's funds from operations for the "stub" period referenced above.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of BNP with and into a wholly owned subsidiary of Babcock & Brown Limited, BNP filed a definitive proxy statement on November 13, 2006 with the SEC. The definitive proxy statement contains additional information about the merger. The proxy statement and other relevant materials and any other documents filed by BNP with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by BNP by accessing BNP's website at www.bnp-residential.com.


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